Exhibit 99.1

California Pizza Kitchen to Present at the RBC Capital Markets Consumer
                   Conference on September 20, 2007

  Release of Preliminary Results for the Third Quarter Scheduled for
                            October 9, 2007


    LOS ANGELES--(BUSINESS WIRE)--Sept. 6, 2007--California Pizza
Kitchen, Inc. (Nasdaq: CPKI) announced today that management will be presenting at the RBC Capital Markets Consumer Conference in Naples, Florida on Thursday, September 20, 2007 at 9:40 a.m. EDT.

    Interested parties can listen to an audio webcast of the presentation by going to www.cpk.com. A replay of the presentation will be available by the end of the day and will continue to be available for ninety days.

    The Company also announced plans to release preliminary results for the quarter ended September 30, 2007 before the market opens on Tuesday, October 9, 2007.

    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $13.30. As of September 6, 2007 the company operates, licenses or franchises 218 restaurants, of which 185 are company-owned and 33 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

    California Pizza Kitchen, Inc. can be found on the Internet at www.cpk.com.

    CONTACT: California Pizza Kitchen
             Media: Sarah Grover
             Investors: Sue Collyns
             310-342-5000